AMENDMENT TO FUND ACCOUNTING AGREEMENT


                    THIS AMENDMENT TO THE FUND ACCOUNTING AGREEMENT is made as of October 16, 2006, by and between INSTITUTIONAL DAILY INCOME FUND, a Massachusetts business trust (the "Fund"), and THE BANK OF NEW YORK, a New York Corporation authorized to do a banking business, shall be as follows:

                              W I T N E S S E T H:

                  WHEREAS, the Fund and The Bank of New York are parties to a Fund Accounting Agreement dated as of April 26, 2001 (the "Fund Accounting Agreement"), pursuant to which The Bank of New York serves as the cash manager for the Fund's portfolio; and

                  WHEREAS, the Fund and The Bank of New York desires to amend the Fund Accounting Agreement to render services to the U.S. Government Portfolio of the Fund; and

                  WHEREAS, the Fund Accounting Agreement, as expressly amended hereby, shall continue in full force and effect.

                  NOW, THEREFORE, the parties hereby amend Exhibit A of the Fund Accounting Agreement to read in its entirety as follows:

                                                               EXHIBIT A

                             FUND                       TAX ID        SIC(1)       ADDRESS

California Daily Tax Free Income Fund, Inc.        13-3378458         MD

Connecticut Daily Tax Free Income Fund, Inc.       13-3260093         MD

Delafield Fund, Inc.                               13-3740311         MD

Florida Municipal Income Fund, Inc.                13-3782972         MA BT(2)

Institutional Daily Income Fund
     U.S. Treasury Portfolio
     Money Market Portfolio
     Municipal Portfolio
     U.S. Government Portfolio

New Jersey Daily Municipal Income Fund, Inc.       13-6957900         MD

New York Daily Tax Free Income Fund, Inc.          13-3211746         MD

Pax World Money Market Fund, Inc.                  13-3991781         MD

Tax Exempt Proceeds Fund, Inc.                     13-3502852         MD

OFFSHORE FUNDS:

Daily Dollar International, Ltd.                   N/A                BVI Corp.
U.S. Dollar Floating Rate Fund, Ltd.               N/A                BVI Corp.
Daily Dollar International II, Ltd.                N/A                Cayman Islands
                                                                      Exempted
                                                                      Company

----------------------------------
1      SIC: State of Incorporation
(2)    MA BT: Massachusetts Business Trust

                  IN WITNESS WHEREOF, the parties hereto have executed this AMENDMENT TO FUND ACCOUNTING AGREEMENT as of the day and year first above written.

                                                 INSTITUTIONAL DAILY INCOME FUND



                                                   By:/s/Rosanne Holtzer
                                                    Name:Rosanne Holtzer
                                                   Title:Secretary

                                                   THE BANK OF NEW YORK


                                                   By:/s/Richard De Sanctis
                                                    Name:Richard De Sanctis
                                                   Title:Executive Vice
                                                         President and Chief
                                                         Compliance Officer